Exhibit 99.1
                                [SIX FLAGS LOGO]

      SIX FLAGS REPORTS STRONG FOURTH QUARTER AND FULL YEAR 2005 RESULTS

                Results Driven by Attendance and Spending Growth

                 New Management Team Reaffirms Guidance for 2006

New York, NY - March 8, 2006 - Six Flags, Inc. (NYSE: PKS) today announced the results of its operations for the fourth quarter and full year ended December 31, 2005.

For the full year 2005, as reported revenues were $1.09 billion, compared to $1.0 billion for 2004, an increase of $91.1 million or 9.1%. The Company's net loss for 2005 was $110.9 million, compared to a net loss of $464.8 million in 2004. The 2005 as reported Adjusted EBITDA totaled $286.8 million, compared to $253.6 million in 2004.(1)

The 2005 as reported Adjusted EBITDA includes expenses totaling $12.6 million for severance and other costs directly associated with the senior management and corporate strategy changes. The 2005 as reported Adjusted EBITDA excludes $7.8 million in Adjusted EBITDA related to Six Flags AstroWorld in Houston which is classified as a discontinued operation.

Including the Six Flags AstroWorld results and excluding the expenses not directly related to the Company's ongoing operations, Adjusted EBITDA for 2005 would have totaled $307.2 million, exceeding the Company's prior guidance.


Strengthening the Brand and Improving the Six Flags Guest Experience

"Repositioning the brand, diversifying our entertainment offerings and improving the guest experience are our immediate company-wide priorities," said Mark Shapiro, who joined the Company in December 2005 as President and Chief Executive Officer. "However, these operating results illustrate the already fundamental strength of the Six Flags experience and its value to our guests. The Company finished 2005 on a strong note of recovery and we are proceeding with several new initiatives intended to place Six Flags on a path to deliver sustainable growth, reduce debt and enhance shareholder value."

-----------------------------
(1) See Note 2 to the following tables for a discussion of EBITDA (Modified) and Adjusted EBITDA, and for a reconciliation of these amounts to net income (loss).


"While most see 2006 as a transition year, by reaffirming previous management's guidance we are underscoring confidence that our redefined strategy, coupled with the celebration of our 45th Anniversary, will broaden our customer base by attracting families as well as teenagers, boosting our per capita revenue."

Shapiro continued, "It is our intention to drive increased attendance through enhanced broad-based marketing strategies while capturing the full value of admissions, parking and concessions by introducing more competitive and standardized pricing in our parks. We also plan to realize additional revenue streams through an array of new business initiatives, including marketing alliances and sponsorships with some of today's most popular consumer brands."

He concluded, "Every single day we will remain focused on bringing our guests an entertainment package that they can't experience anywhere else close to home: family rides, thrill rides, special events, concerts and shows, daily parades, fireworks, shopping, dining and games, as well as significantly increased interaction with, and appearances by, Looney Tunes and Justice League characters."


Financial Review

Full Year (As Reported)

For the full year 2005, as reported revenues were $1.09 billion, compared to $1.0 billion for 2004, an increase of $91.1 million or 9.1%. Attendance for full year 2005 increased from 32.1 million to 33.7 million, a 4.9% gain from the previous year, while total revenue per capita increased 4.0%, from $31.12 in 2004 to $32.37. The Houston AstroWorld park, whose operating results for 2005 are not included in the Company's results from continuing operations, generated 2005 attendance and revenue of 1.3 million and $41.3 million, respectively. This compares to 2004 attendance and revenue for the park of 1.4 million and $39.1 million, respectively.


For the year, operating costs and expenses, including depreciation, amortization and non-cash compensation, were $906.3 million, compared to $845.8 million in 2004, an increase of 7.2%.


Net loss applicable to common stock in 2005 was $132.9 million, or $1.43 per share, compared with a loss of $486.8 million, or $5.23 per share in 2004. The 2005 loss included a loss from discontinued operations of $22.0 million, $0.24 per share. The 2004 loss included a loss from discontinued operations of $291.0 million, $3.13 per share.


As reported Adjusted EBITDA for 2005 was $286.8 million in 2005, compared to $253.6 million in 2004, an increase of 13.1%.


Fourth Quarter (As Reported)

For the fourth quarter, revenues were $111.8 million, compared to $105.4 million for the fourth quarter 2004, an increase of $6.4 million or 6.1%. Attendance for the fourth quarter 2005 was 3.6 million, down 1.0% compared to the prior year, while total revenue per capita increased 7.1%, from $29.26 in 2004 to $31.33 in 2005.

Operating costs and expenses were $170.9 million for the fourth quarter of 2005, compared to $152.6 million for the fourth quarter of 2004, an increase of 12.0%. This increase was primarily attributable to $12.6 million of selling, general and administrative and operating expenses, and $2.0 million of non-cash compensation expense, both of which were directly associated with the senior management and corporate strategy changes.

Net loss applicable to common stock in the fourth quarter 2005 was $144.5 million, or $1.55 per share, compared to a fourth quarter 2004 loss of $115.0 million, or $1.24 per share. The 2005 loss included a loss from discontinued operations of $22.4 million, $0.24 per share. The 2004 loss included a loss from discontinued operations of $3.5 million, $0.04 per share.

As reported Adjusted EBITDA for the fourth quarter of 2005 was a loss of $17.3 million, compared to a loss of $6.0 million in 2004.


Operating Highlights

Since mid-December, the Company has taken a number of major steps to strengthen its management team, improve operating performance, and enhance the guest experience at each of its parks:

o The corporate management team was restructured, with the following appointments:

      o Jeffrey Speed was named Executive Vice President and will become Chief Financial Officer, effective April 1.

      o     Four new divisions were created:

            o     Park Strategy and Management, headed by Mark Quenzel.

            o     In-Park Services, headed by Andrew Schleimer.

            o     Marketing and Entertainment, headed by Mike Antinoro.

            o     Corporate Alliances, headed by Lou Koskovolis.

      o New general managers have been named at five Six Flags parks - New Jersey, Chicago, Washington DC, Denver and Louisville.


o Six new members of the Board of Directors were named, including Mr. Shapiro; Daniel M. Snyder, owner of the Washington Redskins; Harvey Weinstein, Co-Chairman of the Weinstein Companies; and Dwight Schar, Chairman and CEO of NVR, Inc., a home-building company.

o Several specific initiatives were announced to improve the park experience, including:

      o A broader range of family-oriented in-park events and activities, including daily parades, fireworks, shows and the creation of a Looney Tunes and Justice League character program, featuring appearances, photo and dining opportunities with guests.

      o A universal employee training program to motivate and educate employees to consistently deliver high quality customer service.

      o     A new system-wide non-smoking policy.


o Six Flags has signed marketing and sponsorship agreements with Sunkist and with National CineMedia (a venture of three movie theatre chains - AMC Entertainment, Cinemark USA and Regal Entertainment Group). The Company also is in advanced discussions with Papa John's Pizza.


o Six Flags hired OgilvyOne Worldwide, the world's largest one-to-one marketing agency, to help broaden and deepen the Company's relationships with its guests through direct and interactive marketing.


o Six Flags appointed MindShare, the global full-service media company, as the media-buying agency for Six Flags theme parks nationwide, enabling the Company - and its 29 theme parks - to implement an overall media strategy that communicates at the local level the Company's focus on its positioning as the country's leading local family entertainment destination, its commitment to guest service, and the Company's 45th Anniversary celebration.


Outlook

Key financial priorities for the Company are to drive free cash flow and reduce debt levels over the next several years.

For 2006, the Company is reaffirming previous guidance of $340 million of Adjusted EBITDA (excluding certain severance and other costs related to the management and corporate strategy changes). This represents a 13.5% increase over 2005 comparable park performance. This growth is expected to be generated by a combination of both attendance and per capita spending growth as a result of enhanced in-park entertainment and activities, new marketable attractions in 11 of our 19 theme parks, as well as more focused and efficient marketing initiatives, highlighted by the 45th Anniversary celebration of Six Flags.

The Company expects that operating costs for 2006 will reflect expenses attributable to increased staffing and in-park initiatives. These costs are an integral part of new management's strategy, which is intended to drive enhanced guest satisfaction, particularly among families, resulting in greater attendance and higher per capita spending.

In addition, the Company intends to reduce annual capital expenditures to approximately $100 million in the future from the expected 2006 season spend of approximately $140 million, as the Company focuses its capital investments on more broad-based family entertainment attractions.

The Company also has previously announced its intention to sell its Houston AstroWorld property as well as its Oklahoma City parks and is in the process of assessing other potential opportunities to dispose of non-core assets, including underutilized real estate. Proceeds from these dispositions are intended to be utilized to reduce debt levels and provide the Company with enhanced operational and financial flexibility.


About Six Flags

Six Flags, Inc. is the world's largest regional theme park company. Founded in 1961, Six Flags is celebrating its 45th Anniversary in 2006. It is a publicly-traded corporation (NYSE: PKS) headquartered in New York City.


Forward Looking Statements:

The information contained in this news release, other than historical information, consists of forward-looking statements within the meaning of
Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. These risks and uncertainties include, among others, Six Flags' success in implementing its new business strategy. Although Six Flags believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors, including factors impacting attendance, such as local conditions, events, disturbances and terrorist activities, risk of accidents occurring at Six Flags' parks, adverse weather conditions, general economic conditions (including consumer spending patterns), competition, pending, threatened or future legal proceedings and other factors could cause actual results to differ materially from Six Flags' expectations. Reference is made to a more complete discussion of forward-looking statements and applicable risks contained under the caption "Cautionary Note Regarding Forward-Looking Statements" and "Business-Risk Factors" in Six Flags' Annual Report on Form 10-K for the year ended December 31st, 2004, which is available free of charge on Six Flags' website http://www.sixflags.com.


Contact:

Wendy Goldberg - (212) 599-4690

                                 Six Flags, Inc.
                          Statement of Operations Data
               Years and Quarters Ended December 31, 2005 and 2004
                    (In Thousands, Except Per Share Amounts)


                                                       Year Ended               Three Months Ended
                                                      December 31,                 December 31,
Statement of Operations Data(1)
                                              --------------------------    --------------------------
                                                     2005           2004           2005           2004
                                              -----------    -----------    -----------    -----------
Revenue ...................................   $ 1,089,682    $   998,590    $   111,823    $   105,429
Costs and expenses (excluding depreciation,
  amortization and non-cash compensation)..       758,168        701,996        132,094        114,179
Depreciation ..............................       144,484        141,967         36,446         38,042
Amortization ..............................           889          1,193            222            217
Non-cash compensation .....................         2,794            643          2,174            161
                                              -----------    -----------    -----------    -----------
Income (loss) from operations .............       183,347        152,791        (59,113)       (47,170)
                                              -----------    -----------    -----------    -----------
Interest expense (net) ....................       183,489        191,581         48,838         45,763
Minority interest in earnings (losses) ....        39,794         37,686         (4,234)        (4,010)
Early repurchase of debt ..................        19,303         37,731           --            5,869
Other expense .............................        25,952         27,555         13,020          8,201
                                              -----------    -----------    -----------    -----------
Loss from continuing operations
   before income taxes.....................       (85,191)      (141,762)      (116,737)      (102,993)
Income tax (expense) benefit ..............        (3,705)       (32,003)            86         (3,087)
                                              -----------    -----------    -----------    -----------
Loss from continuing operations ...........       (88,896)      (173,765)      (116,651)      (106,080)
Discontinued operations, net of net tax
   benefit of $57,406 in the year ended
   2004 ...................................       (22,042)      (291,044)       (22,357)        (3,451)
                                              -----------    -----------    -----------    -----------
Net loss ..................................   $  (110,938)   $  (464,809)   $  (139,008)   $  (109,531)
                                              ===========    ===========    ===========    ===========

Net loss applicable to common stock .......   $  (132,908)   $  (486,777)   $  (144,500)   $  (115,021)
                                              ===========    ===========    ===========    ===========

Per share - basic and diluted:
   Loss from continuing operations ........   $     (1.19)   $     (2.10)   $     (1.31)   $     (1.20)
   Discontinued operations ................         (0.24)         (3.13)         (0.24)         (0.04)
                                              -----------    -----------    -----------    -----------
   Net loss ...............................   $     (1.43)   $     (5.23)   $     (1.55)   $     (1.24)
                                              ===========    ===========    ===========    ===========
Other Data:
EBITDA (Modified) (2) .....................   $   331,514    $   296,594    $   (20,271)   $    (8,750)
Adjusted EBITDA(2) ........................   $   286,840        253,552        (17,257)   $    (5,983)
EBITDA (Modified) (including Houston
   AstroWorld and excluding management
   change items) (2) ......................   $   351,920    $   301,638    $    (7,118)   $   (10,062)
Adjusted EBITDA (including Houston
   AstroWorld and excluding management
   change items) (2) ......................   $   307,246    $   258,596    $    (4,104)   $    (7,295)
Average weighted shares outstanding -
basic and diluted .........................        93,110    $    93,036    $    93,124         93,042
Net cash provided by (used in) operating
activities ................................   $   121,324    $    33,199    $   (90,038)   $   (81,460)

                               Balance Sheet Data
                                 (In Thousands)
                                      # # #


Balance Sheet Data                               December 31, 2005   December 31, 2004
                                                 ------------------  -----------------
Cash and cash equivalents (excluding
restricted cash).............................    $     81,534        $     68,807
Total assets.................................       3,493,119           3,642,227
Current portion of long-term debt (excluding
   debt called for repayment in 2004)........         113,601              24,394
Long-term debt (excluding current portion)...       2,128,756           2,125,121
Mandatorily redeemable preferred stock.......         283,371             282,245
Total stockholders' equity ..................         694,208             826,065

--------------------------------------------

(1) Revenues and expenses of international operations are converted into dollars on a current basis as provided by accounting principles generally accepted in the United States ("GAAP").




(2) EBITDA (Modified), a non-GAAP measure, is defined as net loss before discontinued operations, income tax expense (benefit), other expense, early repurchase of debt (formerly an extraordinary loss), minority interest in earnings (losses), interest expense (net), amortization, depreciation and non-cash compensation. Adjusted EBITDA, also a non-GAAP measure, is defined as EBITDA (Modified) minus the interest of third parties in EBITDA of the four parks that are less than wholly owned. The Company believes that EBITDA (Modified) and Adjusted EBITDA (collectively, the "EBITDA-Based Measures") provide useful information to investors regarding the Company's operating performance and its capacity to incur and service debt and fund capital expenditures. The Company believes that the EBITDA-Based Measures are used by many investors, equity analysts and rating agencies as a measure of performance. In addition, Adjusted EBITDA is approximately equal to "Consolidated Cash Flow" as defined in the indentures relating to the Company's senior notes. Neither of the EBITDA-Based Measures is defined by GAAP and neither should be considered in isolation or as an alternative to net income (loss), income (loss) from continuing operations, net cash provided by (used in) operating, investing and financing activities or other financial data prepared in accordance with GAAP or as an indicator of the Company's operating performance. EBITDA (Modified) and Adjusted EBITDA as defined in this release may differ from similarly titled measures presented by other companies.

      The following table sets forth a reconciliation of net loss to EBITDA (Modified) and Adjusted EBITDA for the periods shown (in thousands).

                                            Year Ended            Three Months Ended
                                           December 31,              December 31,
                                    ------------------------  ----------------------
                                       2005         2004          2005        2004
                                    -----------  -----------  ----------  ----------
Net loss                           $ (110,938)  $ (464,809)  $ (139,008) $ (109,531)
Discontinued operations,
net of tax benefit                     22,042      291,044       22,357       3,451
Income tax expense (benefit)            3,705       32,003          (86)      3,087
Other expense                          25,952       27,555       13,020       8,201
Early repurchase of debt               19,303       37,731            --      5,869
Minority interest in earnings
(losses)                               39,794       37,686       (4,234)     (4,010)
Interest expense (net)                183,489      191,581       48,838      45,763
Amortization                              889        1,193          222         217
Depreciation                          144,484      141,967       36,446      38,042
Non-cash compensation                   2,794          643        2,174         161
                                     -----------  -----------   ----------  ----------
EBITDA (Modified)                     331,514      296,594      (20,271)     (8,750)
Third party interest in EBITDA
of certain parks (a)                  (44,674)     (43,042)       3,014       2,767
                                    -----------  -----------  ----------  ----------
                                    -----------  -----------  ----------  ----------
Adjusted EBITDA                   $   286,840   $  253,552    $ (17,257)  $  (5,983)
                                    ===========  ===========  ==========  ==========

         The following table sets forth a reconciliation of Adjusted EBITDA to Adjusted EBITDA before giving effect to the reclassification of Six Flags AstroWorld as a discontinued operation and to expenses directly associated with the senior management and corporate strategy changes.


                                                       Years Ended
                                                       December 31,
                                           -----------------------------------
                                                 2005              2004
                                           -----------------  ----------------

 Adjusted EBITDA                          $      286,840     $     253,552
 AstroWorld EBITDA(b)                              7,801             5,044
 Management change operating                      12,605                --
 expenses (c)
                                           -----------------  ----------------
 Adjusted EBITDA                          $     307,246      $     258,596
                                           =================  ================

         The Company is not able as of this date to provide a reliable estimate of its income tax benefit and other income (expense) for the year ending December 31, 2006. Therefore, a reliable estimate of its net loss for that year is not available. Accordingly, the following table sets forth a reconciliation of expected income from operations for 2006 to expected EBITDA and expected Adjusted EBITDA for such year. Since the EBITDA-Based Measures are calculated before income taxes and other expense, the absence of estimates with respect to these items would not affect the expected EBITDA-Based Measures presented. For 2006, expected interest expense (net) is approximately $190,000 and expected minority interest in earnings is approximately $42,000.


                                             Year Ending
                                             December 31,
                                                 2006
                                           -----------------
 Income from operations (d)               $     233,300
 Amortization                                       900
 Depreciation                                   150,000
 Non-cash compensation (e)                        2,800
                                           -----------------
 EBITDA (Modified)                              387,000
 Third-party interest in EBITDA of              (47,000)
 certain parks(a)                          -----------------
 Adjusted EBITDA                          $     340,000
                                           =================


(a) Represents interest of third parties in EBITDA of Six Flags Over Georgia, Six Flags Over Texas, Six Flags White Water Atlanta and Six Flags Marine World.

(b) Excludes costs associated with the closure of the park of approximately $3.0 million in 2005.

(c) Includes approximately $7.9 million in severance and related costs, $3.1 million associated with the write-off of costs incurred in preparing for the development of a hotel at the Company's park in New Jersey, and miscellaneous other expenses.

(d) Excludes additional expenses associated with senior management and corporate strategy changes which are being incurred in 2006.

(e) Excludes costs related to stock option grants which will be expensed beginning in 2006.

                                    # # #